Exhibit 99.1

MEDIA CONTACT:

Franziska Weber

Hyatt

franziska.weber@hyatt.com

INVESTOR CONTACT:

Adam Rohman

Hyatt

adam.rohman@hyatt.com

HYATT ANNOUNCES RETIREMENT OF EXECUTIVE VICE PRESIDENT – GLOBAL PRESIDENT

OF OPERATIONS, CHUCK FLOYD

CHICAGO (December 5, 2023) – Hyatt Hotels Corporation (NYSE: H) announced today that, effective December 31, 2023, H. Charles “Chuck” Floyd will step down from his current role as Executive Vice President – Global President of Operations and, effective January 1, 2024, transition to a role of Senior Advisor to Mark Hoplamazian, Hyatt’s President and Chief Executive Officer, for a period of six months. Floyd will retire from Hyatt effective June 30, 2024.

“It is with immense pride and heartfelt appreciation that we celebrate the extraordinary career of Chuck Floyd, who has been a member of the Hyatt family for more than four decades,” said Hoplamazian. “Chuck’s tenure at Hyatt is nothing short of legendary. He has demonstrated an unwavering commitment to the Hyatt family, driving excellent and profitable operations and – crucially – delivering the unique Hyatt guest experience that embodies our purpose of care.”

Floyd’s impressive career started in 1981 as a Corporate Management Trainee, leading him to front office and rooms positions in Minneapolis, Chicago, Los Angeles and Monterey. In 1989, Chuck was appointed to General Manager at Hyatt Lisle in Illinois, followed by General Manager roles in Minneapolis and San Francisco. Chuck’s leadership journey brought him to Hyatt’s corporate office in Chicago in 1997, leading to a series of Sales and Operations leadership roles and setting the stage for a celebrated career in global operations. In 2015, Chuck stepped into his role as Global President of Operations which he held through today, overseeing Hyatt’s Global Operations Center (GOC) and Operations across the Americas, EAME and ASPAC regions.

With Floyd’s transition, regional Group Presidents Pete Sears (Americas), David Udell (ASPAC) and Javier Águila (EAME), as well Chief Growth Officer Jim Chu, will report directly to Hoplamazian, effective January 1, 2024.

The term “Hyatt” is used in this release for convenience to refer to Hyatt Hotels Corporation and/or one or more of its affiliates.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of September 30, 2023, the Company’s portfolio included more than 1,300 hotels and all-inclusive properties in 76 countries across six continents. The Company’s offering includes brands in the Timeless Collection, including Park Hyatt®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Hyatt Vacation Club®, Hyatt Place®, Hyatt House®, Hyatt Studios, and UrCove; the Boundless Collection, including Miraval®, Alila®, Andaz®, Thompson Hotels®, Dream® Hotels, Hyatt Centric®, and Caption by Hyatt®; the Independent Collection, including The Unbound Collection by Hyatt®, Destination by Hyatt®, and JdV by Hyatt®; and the

Inclusive Collection, including Impression by Secrets, Hyatt Ziva®, Hyatt Zilara®, Zoëtry® Wellness & Spa Resorts, Secrets® Resorts & Spas, Breathless Resorts & Spas®, Dreams® Resorts & Spas, Hyatt Vivid Hotels & Resorts, Alua Hotels & Resorts®, and Sunscape® Resorts & Spas. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Mr & Mrs Smith™, Unlimited Vacation Club®, Amstar DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

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